Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
FIRST QUARTER 2009
▪	Diluted book value per share of $29.12, up 2.2% over the first quarter of 2008 and 3.6% over the fourth quarter of 2008.

▪	First quarter net income of $91.4 million, up 12.6% over the same quarter last year.

▪	First quarter net investment income of $59.2 million, up 51.4% over the same quarter last year.

▪	Operating earnings per share of $1.18 for the quarter, up 49.4% over the first quarter of 2008.

▪	Annualized operating return on equity of 17.6% for the quarter.
HAMILTON, BERMUDA, April 29, 2009 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net profit after tax for the first quarter of 2009 of $91.4 million and operating earnings of $1.18 per diluted ordinary share. This compares to a net profit after tax of $81.2 million, and operating earnings of $0.79 per diluted share for the first quarter last year.
Book value per share on a diluted basis of $29.12 increased by $0.64 when compared to March 31, 2008 and by $1.02 since the end of December 2008, mainly as a result of $72.2 million of retained income generated during the first quarter of 2009.
On March 31, 2009, Aspen repurchased $66.8 million in nominal value of its 7.401% $25 perpetual preference shares for $34.1 million and issued $25.1 million of ordinary shares, in accordance with the replacement capital covenant which formed part of the initial preference share transaction. This repurchase increased diluted book value per share and diluted net income per share for the first quarter of 2009 by $0.37 and $0.38, respectively.
First Quarter 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q1 2009	Q1 2008	Change
Gross written premium	$636.8	$596.2	6.8%
Net earned premium	$447.3	$391.6	14.2%
Net investment income	$59.2	$39.1	51.4%
Net income after tax	$91.4	$81.2	12.6%
Diluted net income per share	$1.39	$0.85	63.5%
Diluted operating earnings per share	$1.18	$0.79	49.4%
Net income annualized return on equity	14.8%	12.8%
Annualized operating return on equity	17.6%	12.0%
Combined ratio	84.5%	85.4%
Diluted book value per share	$29.12	$28.48	2.2%

Chris O’Kane, Chief Executive Officer said, “We had a good first quarter  with continued growth in book value per share of almost 4% since the end of 2008 and positive underwriting contributions from each of our four business segments. Aspen is well positioned to benefit from the improving rate environment in a number of our core lines of business. Our balance sheet remains strong and we will continue to focus on active deployment of our capital to those segments where we see most opportunity consistent with our diversified business model. ”
First Quarter 2009 Operating Highlights
▪	Combined ratio of 84.5% for the quarter compared with 85.4% for the first quarter of 2008.

▪	Expense ratio of 28.4% for the quarter, down from 32.5% over the same quarter last year.

▪	Repurchased perpetual preference shares with a nominal value of $66.8 million for $34.1 million.

▪	Cash flows from operating activities of $203.2 million compared with $163.5 million in the first quarter of 2008.

▪	Reserve release of $9.8 million for the quarter compared with $39.5 million in the first quarter of 2008.
Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
Our property reinsurance segment recorded a combined ratio of 57.6% for the quarter compared with 63.4% for the same period in 2008. The main driver for the improvement in the combined ratio is the increase in gross earned premiums. Gross written premiums for the first quarter of 2009 were $220.5 million compared to $184.2 million in the equivalent period in 2008. The increase in gross written premiums is attributable to improving market conditions and favorable prior year premium development.
Casualty Reinsurance
The casualty reinsurance segment combined ratio improved to 94.1% for the quarter from 94.9% in the first quarter of 2008. The combined ratio in the current quarter has benefited from favorable exchange rate movements coupled with reserve releases of $3.1 million whereas the first quarter of 2008 benefited from prior year releases of $14.3 million. Gross written premium of $186.8 million is up slightly from $182.1 million in the first quarter of 2008.
International Insurance
The international insurance segment reported a combined ratio for the first quarter of 99.2% versus 95.5% in the first quarter of 2008. This segment had mixed loss experience for both prior year claims and current year losses with limited adverse prior year deterioration in respect of those lines exposed to the global financial crisis. Gross written premiums in the quarter of $194.7 million are down slightly from $199.3 million in the first quarter of 2008.
U.S. Insurance
The combined ratio in the first quarter for the U.S. insurance segment has improved to 88.7% compared with 103.6% in the first quarter of 2008 due to favorable loss experience in the current quarter and an increase in earned premium. Gross written premium for the first quarter of 2009 was $34.8 million, an increase of 13.7% when compared to the first quarter of 2008.

Investment Performance
Net investment income for the quarter was $59.2 million compared with $39.1 million in the first quarter of 2008 due primarily to the $4.0 million contribution from our funds of hedge funds investments, compared to $16.9 million of losses from these investments in the first quarter of 2008. Annualized total investment return for the quarter was 3.4%.
The book yield on the fixed income portfolio was 4.42% at the end of the first quarter of 2009, down from 4.64% at December 31, 2008. Unrealized gains on the fixed income portfolio at the end of the first quarter of 2009 were $70.7 million, an increase of $3.3 million from the end of the fourth quarter of 2008. Other-than-temporary impairment charges were $15.2 million for the first quarter of 2009.
The portfolio consists of high quality diversified assets, with 30.9% of fixed maturity assets invested in U.S. Government and other foreign government bonds and 22.7% invested in agency-issued mortgage-backed securities. The average credit quality of the portfolio is AA+ with an average duration of 2.9 years.
Outlook for 2009
The Company anticipates total gross written premium of $2 billion +/- 5%, premium ceded of 10% to 12% of gross earned premium, a combined ratio in the range of 88% to 94%, a tax rate of 13% to 16% and a cat-load of $140 million for the remainder of the year, assuming normal loss experience.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, April 30, 2009 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS – April 30, 2009 at 8:30 a.m. (EST)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	91944234
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.

REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free)
+1 (706) 645-9291 (International)
www.aspen.bm

Replay ID:	91944234

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at March 31,	As at December 31,
(in US$ millions)	2009	2008
ASSETS
Total investments	$5,149.3	$4,944.9
Cash and cash equivalents	913.2	809.1
Reinsurance recoverable	436.7	329.6
Premiums receivable	793.6	677.5
Other assets	347.0	527.7

Total assets	$7,639.8	$7,288.8

LIABILITIES
Losses and loss adjustment expenses	$3,096.2	$3,070.3
Unearned premiums	963.8	810.7
Other payables	497.8	379.2
Long-term debt	249.6	249.5

Total liabilities	$4,807.4	$4,509.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,832.4	2,779.1

Total liabilities and shareholders’ equity	$7,639.8	$7,288.8

Tangible book value per share	$29.85	$28.85
Diluted book value per share (treasury stock method)	$29.12	$28.10

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	March 31, 2009	March 31, 2008
UNDERWRITING REVENUES
Gross written premiums	$636.8	$596.2
Premiums ceded	(130.2)	(76.6)

Net written premiums	506.6	519.6
Change in unearned premiums	(59.3)	(128.0)

Net earned premiums	$447.3	$391.6

UNDERWRITING EXPENSES
Losses and loss expenses	250.8	207.2
Acquisition expenses	78.6	76.4
General and administrative expenses	48.5	50.8

Total underwriting expenses	377.9	334.4

Underwriting income	$69.4	$57.2

OTHER OPERATING REVENUE
Net investment income	59.2	39.1
Interest expense	(3.9)	(3.9)

Total other operating revenue	$55.3	$35.2

Other income (expense)	(2.7)	(2.2)

OPERATING INCOME BEFORE TAX	122.0	90.2
OTHER
Net realized and unrealized exchange (losses) gains	(2.3)	4.3
Net realized investment (losses) gains	(12.2)	1.0

INCOME BEFORE TAX	107.5	95.5
Income taxes expense	(16.1)	(14.3)

NET INCOME AFTER TAX	91.4	81.2
Dividends paid on ordinary shares	(12.3)	(12.9)
Dividend paid on preference shares	(6.9)	(6.9)

Retained income	$72.2	$61.4

Components of net income (after tax)
Operating income	105.7	76.0
Net realized and unrealized exchange (losses) gains after tax	(2.3)	4.3
Net realized investment (losses) gains after tax	(12.0)	0.9

NET INCOME AFTER TAX	$91.4	$81.2

Loss ratio	56.1%	52.9%
Policy acquisition expense ratio	17.6%	19.5%
General and administrative expense ratio	10.8%	13.0%
Expense ratio	28.4%	32.5%
Combined ratio	84.5%	85.4%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ except for number of shares)	March 31, 2009	March 31, 2008
Basic earnings per ordinary share
Net income adjusted for preference share dividend and cancellation of preference shares	$1.42	$0.87
Operating income adjusted for preference dividend	$1.21	$0.81
Diluted earnings per ordinary share
Net income adjusted for preference share dividend and cancellation of preference shares	$1.39	$0.85
Operating income adjusted for preference dividend	$1.18	$0.79

Weighted average number of ordinary shares outstanding (in millions)	81.535	85.511
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	83.572	87.957

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2009	2008
Gross written premiums
Property Reinsurance	$220.5	$184.2
Casualty Reinsurance	186.8	182.1
International Insurance	194.7	199.3
U.S. Insurance	34.8	30.6

Total	$636.8	$596.2

Premiums ceded
Property Reinsurance	$38.4	$8.8
Casualty Reinsurance	1.0	2.1
International Insurance	69.9	57.3
U.S. Insurance	20.9	8.4

Total	$130.2	$76.6

Net written premiums
Property Reinsurance	$182.1	$175.4
Casualty Reinsurance	185.8	180.0
International Insurance	124.8	142.0
U.S. Insurance	13.9	22.2

Total	$506.6	$519.6

Net earned premiums
Property Reinsurance	$139.1	$127.0
Casualty Reinsurance	109.5	94.7
International Insurance	175.0	150.2
U.S. Insurance	23.7	19.7

Total	$447.3	$391.6

Underwriting profit
Property Reinsurance	$58.9	$46.5
Casualty Reinsurance	6.4	4.8
International Insurance	1.4	6.6
U.S. Insurance	2.7	(0.7)

Total	$69.4	$57.2

Combined ratio
Property Reinsurance	57.6%	63.4%
Casualty Reinsurance	94.1%	94.9%
International Insurance	99.2%	95.5%
U.S. Insurance	88.7%	103.6%
Total	84.5%	85.4%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the three months ended March 31, 2009, Aspen reported gross written premiums of $636.8 million, net income of $94.1 million and total assets of $7.6 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing and uncertain impact of the current depressed credit environment, the banking crises and economic recessions in many of the countries in which we operate and of the measures being taken by governments to counter these issues; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in insurance and reinsurance market conditions that could adversely impact execution of the business plan; changes in our ability to exercise capital management or strategic initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; increased counterparty risk due to the impairment of financial institutions; changes in the total industry losses, or our share of total industry losses, resulting from past events such as Hurricanes Ike and Gustav and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modelling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law, any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investors Service (“Moody’s”); changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2009 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; changes in government regulations or tax laws in jurisdictions where we conduct business; and Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; and the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2009. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 8 for a reconciliation of average equity.
(2) Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds (“Adjusted Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds 1) is calculated using adjusted operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Adjusted Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 29 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income and page 8 for a reconciliation of average equity.
(3) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Adjusted Operating income is a non-GAAP financial measure. Adjusted operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and excludes after tax net gains or losses from our investments in funds of hedge funds.
Aspen excludes after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and after tax net gains or losses from our investments in funds of hedge funds from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 29 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(5) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 26 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.